Exhibit 10.30

SUBLEASE AND CONSENT TO SUBLEASE

Building:	1353 Dayton Street
Salinas, California 93901

Sublease Premises:	Approximately 2,000 square feet of warehouse space

Date of Lease:	August 9, 2000

Date of Sublease:	September 1, 2002

Landlord:	Elliott-Mair Salinas LLC,
a California limited liability company

Tenant:	Earlychildhood.com LLC,
a California limited liability company and predecessor entity to Earlychildhood LLC

Subtenant:	Ronald Elliott,
an individual

Rent:	$900/month ($.45 per square foot)

          This Sublease and Sublease to Sublease (this “Sublease”), dated as of September 1, 2002, is entered into among the above-identified “Landlord”, the above-identified “Tenant” and the above-identified “Subtenant” with respect to the above-identified “Sublease Premises,” which constitutes a part of the “Premises” leased by Tenant from Landlord pursuant to the above-dated lease (as from time to time amended or modified, the “Lease”).

          Tenant hereby subleases the Sublease Premises to Subtenant and Landlord hereby consents to such sublease upon the following terms and conditions and Landlord, Tenant and Subtenant hereby agree as follows:

          1.       This Sublease shall not:

                    a.           Release or discharge Tenant from any liability, whether past, present or future, under the Lease;

                    b.           Be construed to (i) modify, waive, release or otherwise affect any of the terms, covenants, conditions, provisions or agreements of the Lease; (ii) waive any breach of the Lease; (iii) waive any of Landlord’s rights under the Lease; (iv) enlarge or increase any of Landlord’s obligations under the Lease; or (v) enlarge or increase any of  Tenant’s rights or benefits under the Lease or provide to Subtenant any rights or benefits in excess of the rights or benefits available to Tenant under the Lease;

                        c.           Be construed as a consent by Landlord to (i) any further subletting, either by Tenant or by Subtenant; or (ii) any assignment by Tenant of the Lease or assignment by Subtenant of this Sublease; or

                        d.           Be construed to permit Tenant or Subtenant to assign, mortgage or encumber this Sublease or to sublease any portion of the Sublease Premises or permit any portion of the Sublease Premises to be used or occupied by any other party.

          2.           The Sublease is subordinate to the Lease and is subject to all of the terms, covenants, conditions, provisions and agreements contained in the Lease.

          3.           Subtenant shall perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of the Lease applicable to the Sublease Premises for the period of this Sublease.

          4.           The term of this Sublease shall expire and come to an end on August 31, 2003 or any premature termination date thereof or concurrently with any premature termination of the Lease (whether by consent or other right, now or hereafter agreed to by Landlord or Tenant, or by operation of law or at Landlord’s option in the event of Tenant’s default under the Lease); provided that, after the expiration of such term, this Sublease shall revert to a month-to-month tenancy until terminated either by Tenant or Subtenant or in connection with the termination of the Lease.

          5.           In the event of Tenant’s default under the Lease, the rent due from Subtenant under this Sublease shall be deemed assigned to Landlord, and Landlord shall have the right, but not the obligation following any such default, at any time at Landlord’s option, to give notice of such assignment to Subtenant.  Landlord shall credit Tenant with any rent actually received and retained by Landlord under such assignment, but the acceptance of any payment on account of rent from Subtenant as the result of any such default shall in no manner whatsoever serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease except with respect to the sums actually accepted.

          6.           Notwithstanding the foregoing, no payment of rent from Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall constitute an attornment by Subtenant to Landlord or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements contained in the Lease, in the absence of a specific written agreement signed by Landlord to such an effect.

          7.           In the event the Lease shall be terminated by Landlord due to a default by Tenant thereunder, or in the event of the expiration of the Lease prior to the expiration of this Sublease, then Subtenant, at Landlord’s election given by written notice to Subtenant, shall either (i) attorn to Landlord and be bound to Landlord under the terms, covenants and conditions of this Sublease for the balance of the term thereof with the same force and effect as if Landlord were the Sublessor under this Sublease; or (ii) vacate the Subleased Premises in accordance with the applicable provisions of the Lease; in either event effective upon the effective date of Landlord’s notice.  Any such attornment shall be self operative without the execution of any further instrument by either party hereto, but Subtenant will promptly execute and deliver any instruments which Landlord may reasonably request to evidence such attornment.

          8.           Both Tenant and Subtenant shall be, and continue to be, liable for the payment of all bills rendered by Landlord for charges incurred by Subtenant for services and materials supplied to the Sublease Premises.

          9.           This Sublease is not assignable, nor shall this Sublease be deemed a consent to any amendment, modification, extension or renewal of this Sublease without Landlord’s prior express written consent.

          10.           Tenant and Subtenant acknowledge and agree that Subtenant shall be responsible for his pro rata share of the OAM Expenses required to be paid by Tenant to Landlord pursuant to Section 8.03 of the Lease.

          11.            Any notices, consents or demands given pursuant to this Sublease by the parties hereto shall be in writing.  Any such notice, consent or demand shall be given in the manner, and shall be deemed effective as of the times, stated in the Lease but Subtenant’s address for such purposes shall be as specified in this Sublease or such other address as Subtenant may from time-to-time designate by notice in writing to Landlord and Tenant.

          12.           This Sublease shall not be effective unless and until executed by all of the parties, and when fully executed shall bind and inure to the benefit of all successors and assigns of each party.

          13.           This Sublease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

          14.           In the event of any conflict between this Sublease and the Lease, the Lease shall prevail.

[signature page follows]

                    The foregoing Sublease and Consent to Sublease is executed effective as of September 1, 2002.

LANDLORD:

Elliott-Mair Salinas LLC,
a California limited liability company

By:	/s/ RONALD ELLIOTT

Name:	Ronald Elliott
Title:	Managing Partner

TENANT:

Earlychildhood LLC,
a California limited liability company and successor-in-interest to Earlychildhood.com LLC

By:	/s/ JUDITH MCGUINN

Name:	Judith McGuinn
Title:	Chief Operating Officer

SUBTENANT:

Ronald Elliott,
an individual

By:	/s/ RONALD ELLIOTT

Address:	Excelligence Learning Corporation
2 Lower Ragsdale Drive, Suite 200
Monterey, California 93940